Exhibit 4.16

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS DOCUMENT NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.  NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

THIS NOTE AND THE INDEBTEDNESS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN SECTION 4 OF THIS NOTE TO THE SENIOR DEBT (AS DEFINED BELOW); EACH HOLDER OF THIS NOTE, BY ITS ACCEPTANCE HEREOF, SHALL BE BOUND BY THE PROVISIONS OF SECTION 4.

Principal Amount: US $1,250,000	Issue Date: December 22, 2015

CONVERTIBLE PROMISSORY NOTE

FOR VALUE RECEIVED, MERIDIAN WASTE SOLUTIONS, INC., a corporation incorporated under the laws of the State of New York (hereinafter called the “Company”), hereby promises to pay to the order of TIMOTHY M. DRURY an individual (the “Holder”), the sum of One Million Two Hundred Fifty Thousand United States Dollars (US $1,250,000) or, if less, such amount which may be outstanding from time to time, together with interest on the outstanding unpaid principal balance hereof at the rate of eight percent (8%) (the “Interest Rate”) per annum compounded on the last day of each calendar quarter from the date hereof (the “Issue Date”) until the same becomes due and payable, whether at maturity or upon acceleration or by prepayment or otherwise.  Principal and interest are payable as follows (the "Payments"): (i)  all accrued and unpaid interest shall be paid on or before the last day of the first four calendar quarters ending after the Issue Date (i.e., December 31, 2015, March 31, 2016, June 30, 2016 and September 30, 2016); and (ii) thereafter the full unpaid principal balance and all accrued and unpaid interest shall be paid in sixteen (16) equal quarterly installments of principal and accrued interest with the final payment of principal and interest, if not sooner paid, due on December 31, 2020 (the “Maturity Date”).

This Note may be prepaid in whole or in part at any time (the "Prepayment" and, together with the Payments, the "Scheduled Payments").  Any amount of principal or interest on this Note which is not paid when due shall bear interest at the rate of twelve percent (12%) per annum from the due date thereof until the same is paid (“Default Interest”).  Interest shall commence accruing on the Issue Date and shall be computed on the basis of a 360-day year and the actual number of days elapsed.  All payments due hereunder (to the extent not converted into common stock, $0.025 par value per share (the “Common Stock”) in accordance with the terms hereof) shall be made in lawful money of the United States of America.  All payments shall be remitted to the following address: 15 Squires Lane, St. Louis, Missouri 63131.  Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a business day, the same shall instead be due on the next succeeding day which is a business day.  As used in this Note, the term “business day” shall mean any day other than a Saturday, Sunday or a day on which commercial banks in the city of New York, New York are authorized or required by law or executive order to remain closed.  Each capitalized term used herein, and not otherwise defined, shall have the meaning ascribed thereto in that certain Amended and Restated Membership Interest Purchase Agreement dated October 16, 2015, as amended by that certain First Amendment to Amended and Restated Membership Interest Purchase Agreement dated December 4, 2015, pursuant to which this Note was originally issued (the “Purchase Agreement”).

This Note is free from all taxes, liens, claims and encumbrances with respect to the issue thereof and shall not be subject to preemptive rights or other similar rights of shareholders of the Company and will not impose personal liability upon the holder thereof.

The following terms shall apply to this Note:

1.             CONVERSION RIGHTS

1.1. Conversion Rights.  The Holder shall have the right (the "Conversion Rights") from time to time and in accordance with the terms of this Section 1, beginning on the date which is one hundred eighty (180) days following the date of this Note and ending on the Maturity Date, to convert all or any part of the outstanding and unpaid amount of this Note into fully paid and non-assessable shares of Common Stock, as such Common Stock exists on the Issue Date, or any shares of capital stock or other securities of the Company into which such Common Stock shall hereafter be changed or reclassified at the conversion price (the “Conversion Price”) determined as provided herein (a “Conversion”); provided, however, that in no event shall the Holder be entitled to convert any portion of this Note in excess of that portion of this Note upon conversion of which the sum of (1) the number of shares of Common Stock beneficially owned by the Holder (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the Note or the unexercised or unconverted portion of any other security of the Company subject to a limitation on conversion or exercise analogous to the limitations contained herein) and (2) the number of shares of Common Stock issuable upon the conversion of the portion of this Note with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock.  For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Regulations 13D-G thereunder, except as otherwise provided in clause (1) of such proviso, provided, further, however, that the limitations on conversion may be waived by the Holder upon, at the election of the Holder, not less than 61 days’ prior notice to the Company, and the provisions of the conversion limitation shall continue to apply until such 61st day (or such later date, as determined by the Holder, as may be specified in such notice of waiver).  The number of shares of Common Stock to be issued upon each conversion of this Note shall be determined by dividing the Conversion Amount (as defined below) by the applicable Conversion Price then in effect on the date specified in the notice of conversion, in the form attached hereto as Exhibit A (the “Notice of Conversion”), delivered to the Company by the Holder in accordance with Section 1.4 below; provided that the Notice of Conversion is submitted by facsimile or e-mail (or by other means resulting in, or reasonably expected to result in, notice) to the Company before 5:00 p.m., New York, New York time on such conversion date (the “Conversion Date”).  The term “Conversion Amount” means, with respect to any conversion of this Note, the sum of (1) the principal amount of this Note to be converted in such conversion plus (2) at the Holder’s option, accrued and unpaid interest, if any, on such principal amount at the interest rates provided in this Note to the Conversion Date, provided however, that the Company shall have the right to pay any or all interest in cash plus (3) at the Holder’s option, Default Interest, if any, on the amounts referred to in the immediately preceding clauses (1) and/or (2).

1.2. Calculation of Conversion Price.  The conversion price (subject to equitable adjustments for stock splits, stock dividends or rights offerings by the Company relating to the Company’s securities or the securities of any subsidiary of the Company, combinations, recapitalization, reclassifications, extraordinary distributions and similar events, the “Conversion Price”) shall equal the volume weighted average prices (“VWAP”), as reported by Bloomberg L.P., of the Company’s Common Stock in the ten (10) Trading Days (as defined below) immediately prior to the date upon which this Note is converted.  If the VWAP cannot be calculated for such security on such date in the manner provided above, the VWAP shall be the fair market value as mutually determined by the Company and the Holder.  “Trading Day” shall mean any day on which the Common Stock is tradable for any period on the OTCBB, OTCQB or on the principal securities exchange or other securities market on which the Common Stock is then being traded.

1.3. Authorized Shares.  The Company represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable.  In addition, if the Company shall issue any securities or make any change to its capital structure which would change the number of shares of Common Stock into which the Note shall be convertible at the then current Conversion Price, the Company shall at the same time make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for conversion of the outstanding Note.  The Company agrees that its issuance of this Note shall constitute full authority to its officers and agents who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares of Common Stock in accordance with the terms and conditions of this Note.

1.4. Method of Conversion.

1.4.1. Mechanics of Conversion.  Subject to Section 1.1, this Note may be converted by the Holder in whole or in part at any time from time to time after the Issue Date, by (A) submitting to the Company a Notice of Conversion (by facsimile, e-mail or other reasonable means of communication dispatched on the Conversion Date prior to 5:00 p.m., New York, New York time) and (B) subject to Section 1.4(b), surrendering this Note at the principal office of the Company.

1.4.2. Surrender of Note Upon Conversion.  Notwithstanding anything to the contrary set forth herein, upon conversion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Company unless the entire unpaid principal amount of this Note is so converted.  The Holder and the Company shall maintain records showing the principal amount so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon each such conversion.  In the event of any dispute or discrepancy, such records of the Company shall, prima facie, be controlling and determinative in the absence of manifest error.  Notwithstanding the foregoing, if any portion of this Note is converted as aforesaid, the Holder may not transfer this Note unless the Holder first physically surrenders this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note of like tenor, registered as the Holder (upon payment by the Holder of any applicable transfer taxes) may request, representing in the aggregate the remaining unpaid principal amount and accrued unpaid interest of this Note.  The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of this Note, the unpaid and unconverted principal amount of this Note represented by this Note may be less than the amount stated on the face hereof.

1.4.3. Payment of Taxes.  The Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock or other securities or property on conversion of this Note in a name other than that of the Holder (or in street name), and the Company shall not be required to issue or deliver any such shares or other securities or property unless and until the person or persons (other than the Holder or the custodian in whose street name such shares are to be held for the Holder’s account) requesting the issuance thereof shall have paid to the Company the amount of any such tax or shall have established to the satisfaction of the Company that such tax has been paid.

1.4.4. Delivery of Common Stock Upon Conversion.  Upon receipt by the Company from the Holder of a facsimile transmission or e-mail (or other reasonable means of communication) of a Notice of Conversion meeting the requirements for conversion as provided in this Section, the Company shall issue and deliver or cause to be issued and delivered to or upon the order of the Holder certificates for the Common Stock issuable upon such conversion within five (5) business days after such receipt (the “Deadline”) (and, solely in the case of conversion of the entire unpaid principal amount hereof, surrender of this Note) in accordance with the terms hereof.

1.4.5. Obligation of Company to Deliver Common Stock.  Upon receipt by the Company of a Notice of Conversion, the Holder shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, the outstanding principal amount and the amount of accrued and unpaid interest on this Note shall be reduced to reflect such conversion, and, unless the Company defaults on its obligations under this Article I, all rights with respect to the portion of this Note being so converted shall forthwith terminate except the right to receive the Common Stock or other securities, cash or other assets, as herein provided, on such conversion.  If the Holder shall have given a Notice of Conversion as provided herein, the Company’s obligation to issue and deliver the certificates for Common Stock shall be absolute and unconditional, irrespective of the absence of any action by the Holder to enforce the same, any waiver or consent with respect to any provision thereof, the recovery of any judgment against any person or any action to enforce the same, any failure or delay in the enforcement of any other obligation of the Company to the holder of record, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder of any obligation to the Company, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with such conversion.  The Conversion Date specified in the Notice of Conversion shall be the Conversion Date so long as the Notice of Conversion is received by the Company before 5:00 p.m., New York, New York time, on such date.

1.4.6. Delivery of Common Stock by Electronic Transfer.  In lieu of delivering physical certificates representing the Common Stock issuable upon conversion, provided the Company is participating in the Depository Trust Company (DTC) Fast Automated Securities Transfer (FAST) program, upon request of the Holder and its compliance with the provisions contained in Section 1.1 and in this Section, the Company shall use its commercially reasonable best efforts to cause its transfer agent to electronically transmit the Common Stock issuable upon conversion to the Holder by crediting the account of Holder’s Prime Broker with DTC through its Deposit Withdrawal At Custodian (“DWAC”) system.

1.5. Concerning the Shares.  The shares of Common Stock issuable upon conversion of this Note may not be sold or transferred unless  (i) such shares are sold pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Act”) or (ii) the Company or its transfer agent shall have been furnished with an opinion of  counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration or (iii) such shares are sold or transferred pursuant to Rule 144 under the Act (or a successor rule) (“Rule 144”) or (iv) such shares are transferred to an “affiliate” (as defined in Rule 144) of the Company who agrees to sell or otherwise transfer the shares only in accordance with this Section and who is an Accredited Investor (as defined in the Act).  Except as otherwise provided in the Purchase Agreement (and subject to the removal provisions set forth below), until such time as the shares of Common Stock issuable upon conversion of this Note have been registered under the Act or otherwise may be sold pursuant to Rule 144 without any restriction as to the number of securities as of a particular date that can then be immediately sold, each certificate for shares of Common Stock issuable upon conversion of this Note that has not been so included in an effective registration statement or that has not been sold pursuant to an effective registration statement or an exemption that permits removal of the legend, shall bear a legend substantially in the following form, as appropriate:

“NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.  NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.”

The legend set forth above shall be removed and the Company shall issue to the Holder a new certificate therefore free of any transfer legend if (i) the Company or its transfer agent shall have received an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that a public sale or transfer of such Common Stock may be made without registration under the Act, which opinion shall be reasonably accepted by the Company so that the sale or transfer is effected or (ii) in the case of the Common Stock issuable upon conversion of this Note, such security is registered for sale by the Holder under an effective registration statement filed under the Act or otherwise may be sold pursuant to Rule 144 without any restriction as to the number of securities as of a particular date that can then be immediately sold. In the event that the Company does not accept the opinion of counsel provided by the Buyer with respect to the transfer of Securities pursuant to an exemption from registration, such as Rule 144 or Regulation S, at the Deadline, it will be considered an Event of Default.

1.6. Effect of Certain Events.

1.6.1. Effect of Merger, Consolidation, Etc.  At the option of the Holder, the sale, conveyance or disposition of all or substantially all of the assets of the Company, the effectuation by the Company of a transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of, or the consolidation, merger or other business combination of the Company with or into any other Person (as defined below) or Persons when the Company is not the survivor shall be treated pursuant to Section 1.6(b) hereof.  “Person” shall mean any individual, corporation, limited liability company, partnership, association, trust or other entity or organization.

1.6.2. Adjustment Due to Merger, Consolidation, Etc.  If, at any time when this Note is issued and outstanding and prior to conversion, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Company shall be changed into the same or a different number of shares of another class or classes of stock or securities of the Company or another entity, or in case of any sale or conveyance of all or substantially all of the assets of the Company other than in connection with a plan of complete liquidation of the Company, then the Holder of this Note shall thereafter have the right to receive upon conversion of this Note, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such stock, securities or assets which the Holder would have been entitled to receive in such transaction had this Note been converted in full immediately prior to such transaction (without regard to any limitations on conversion set forth herein), and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holder of this Note to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price and of the number of shares issuable upon conversion of the Note) shall thereafter be applicable, as nearly as may be practicable in relation to any securities or assets thereafter deliverable upon the conversion hereof.  The Company shall not affect any transaction described in this Section unless (a) it first gives, to the extent practicable, ten (10) days prior written notice of the record date of the special meeting of shareholders to approve, or if there is no such record date, the consummation of, such merger, consolidation, exchange of shares, recapitalization, reorganization or other similar event or sale of assets (during which time the Holder shall be entitled to convert this Note) and (b) the resulting successor or acquiring entity (if not the Company) assumes by written instrument the obligations of this Note.  The above provisions shall similarly apply to successive consolidations, mergers, sales, transfers or share exchanges.

1.6.3. Notice of Adjustments.  Upon the occurrence of each adjustment or readjustment of the Conversion Price as a result of the events described in this Section, the Company, at its expense, shall promptly compute such adjustment or readjustment and prepare and furnish to the Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Company shall, upon the written request at any time of the Holder, furnish to such Holder a like certificate setting forth (i) such adjustment or readjustment, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of the Note.

1.7. Trading Market Limitations. Unless permitted by the applicable rules and regulations of the principal securities market on which the Common Stock is then listed or traded, in no event shall the Company issue upon conversion of or otherwise pursuant to this Note more than the maximum number of shares of Common Stock that the Company can issue pursuant to any rule of the principal United States securities market on which the Common Stock is then traded (the “Maximum Share Amount”), which shall be 4.99% of the total shares outstanding on the Issue Date, subject to equitable adjustment from time to time for stock splits, stock dividends, combinations, capital reorganizations and similar events relating to the Common Stock occurring after the date hereof.  Once the Maximum Share Amount has been issued, if the Company fails to eliminate any prohibitions under applicable law or the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Company or any of its securities on the Company’s ability to issue shares of Common Stock in excess of the Maximum Share Amount, in lieu of any further right to convert this Note, this will be considered an Event of Default.

1.8. Status as Shareholder.  Upon submission of a Notice of Conversion by a Holder, (i) the shares covered thereby (other than the shares, if any, which cannot be issued because their issuance would exceed such Holder’s allocated portion of the Maximum Share Amount) shall be deemed converted into shares of Common Stock and (ii) the Holder’s rights as a Holder of such converted portion of this Note shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Company to comply with the terms of this Note.  Notwithstanding the foregoing, if a Holder has not received certificates for all shares of Common Stock prior to the tenth (10th) business day after the expiration of the Deadline with respect to a conversion of any portion of this Note for any reason, then (unless the Holder otherwise elects to retain its status as a holder of Common Stock by so notifying the Company) the Holder shall regain the rights of a Holder of this Note with respect to such unconverted portions of this Note and the Company shall, as soon as practicable, return such unconverted Note to the Holder or, if the Note has not been surrendered, adjust its records to reflect that such portion of this Note has not been converted.  In all cases, the Holder shall retain all of its rights and remedies.

2.             EVENTS OF DEFAULT

The Holder, without notice or demand of any kind, shall be in default under this Agreement upon the occurrence of any of the following events (each an “Event of Default”):

2.1. Failure to Pay Principal or Interest.  The Company fails to pay the principal hereof or interest thereon when due on this Note, whether at maturity, upon acceleration or otherwise.

2.2. Conversion and the Shares.  The Company fails to issue shares of Common Stock to the Holder (or announces or threatens in writing that it will not honor its obligation to do so) upon exercise by the Holder of the conversion rights of the Holder in accordance with the terms of this Note, fails to transfer or cause its transfer agent to transfer (issue) (electronically or in certificated form) any certificate for shares of Common Stock issued to the Holder upon conversion of or otherwise pursuant to this Note as and when required by this Note, the Company directs its transfer agent not to transfer or delays, impairs, and/or hinders its transfer agent in transferring (or issuing) (electronically or in certificated form) any certificate for shares of Common Stock to be issued to the Holder upon conversion of or otherwise pursuant to this Note as and when required by this Note, or fails to remove (or directs its transfer agent not to remove or impairs, delays, and/or hinders its transfer agent from removing) any restrictive legend (or to withdraw any stop transfer instructions in respect thereof) on any certificate for any shares of Common Stock issued to the Holder upon conversion of or otherwise pursuant to this Note as and when required by this Note (or makes any written announcement, statement or threat that it does not intend to honor the obligations described in this paragraph) and any such failure shall continue uncured (or any written announcement, statement or threat not to honor its obligations shall not be rescinded in writing) for five (5) business days after the Holder shall have delivered a Notice of Conversion.  It is an obligation of the Company to remain current in its obligations to its transfer agent. It shall be an event of default of this Note, if a conversion of this Note is delayed, hindered or frustrated due to a balance owed by the Company to its transfer agent. If at the option of the Holder, the Holder advances any funds to the Company’s transfer agent in order to process a conversion, such advanced funds shall be paid by the Company to the Holder within forty-eight (48) hours of a demand from the Holder.

2.3. Breach of Covenants.  The Company breaches any material covenant or other material term or condition contained in this Note and such breach continues for a period of five (5) days after written notice thereof to the Company from the Holder.

2.4. Breach of Representations and Warranties.  Any representation or warranty of the Company made herein or in any agreement, written statement or certificate given in writing pursuant hereto or in connection herewith (including, without limitation, the Purchase Agreement), shall be false or misleading in any material respect when made and the breach of which has (or with the passage of time will have) a material adverse effect on the rights of the Holder with respect to this Note.

2.5. Receiver or Trustee.  The Company or any subsidiary of the Company shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such a receiver or trustee shall otherwise be appointed.

2.6. Bankruptcy.  Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings, voluntary or involuntary, for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company or any subsidiary of the Company.

2.7. Delisting of Common Stock.  The Company shall fail to maintain the listing of the Common Stock on at least one of the OTCBB, OTCQB or an equivalent replacement exchange, the Nasdaq National Market, the Nasdaq Small Cap Market, the New York Stock Exchange, or the NYSE AMEX.

2.8. Failure to Comply with the Exchange Act.  The Company shall fail to comply with the reporting requirements of the Exchange Act; and/or immediately upon the Company ceasing to be subject to the reporting requirements of the Exchange Act; provided, however, that the Company shall have fifteen (15) days to cure any failure of the Company’s obligation pursuant to the Exchange Act to file a current report on Form 8-K.

2.9. Liquidation.  Any dissolution, liquidation, or winding up of Company or any substantial portion of its business.

2.10. Cessation of Operations.  Any cessation of operations by Company or Company admits it is otherwise generally unable to pay its debts as such debts become due, provided, however, that any disclosure of the Company’s ability to continue as a “going concern” shall not be an admission that the Company cannot pay its debts as they become due.

Upon the occurrence and during the continuance of an Event of Default, Holder may, upon expiration of any stated grace period and upon written notice to the Company, declare all or any portion of the outstanding principal amount of the Note and all accrued interest thereon, to be due and payable and any or all other obligations hereunder to be due and payable, whereupon the full unpaid principal amount hereof, and any and all other such obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand, or presentment.

3.             MISCELLANEOUS

3.1. Parties in Interest.  All covenants, agreements and undertakings in this Note binding upon the Company or the Holder shall bind and inure to the benefit of the successors and permitted assigns of the Company and the Holder, respectively, whether so expressed or not.

3.2. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Missouri without regard to principles of conflicts of laws.  Any action brought by either party against the other concerning the transactions contemplated by this Note shall be brought only in the state courts of Missouri or in the federal courts located in the State of New York.  The parties to this Note hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens.  The Company and Holder waive trial by jury.  The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs.  In the event that any provision of this Note or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law.  Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement.

3.3. Notices.  Any notice pursuant to this Note to be given or made (i) by the Holder to or upon the Company or (ii) by the Company to or upon the Holder, shall be sufficiently given or made if sent by certified or registered mail, postage prepaid, addressed (until another address is sent by the Company or the Holder to the other party) as follows:

To the Company:	Meridian Waste Solutions, Inc. Attn: Jeffrey Cosman, CEO 12540 Broadwell Road, Suite 1203 Milton, GA 30004 E-Mail: jeff@meridianwastesolutions.com

With a copy to:	Lucosky Brookman LLP Attn: Scott Linsky 101 Wood Avenue South, 5th Floor Woodbridge, NJ 08830 Facsimile: (732) 395-4401 E-Mail: slinsky@lucbro.com

To the Holder:	Timothy M. Drury 15 Squires Lane St. Louis, MO 63131 E-Mail: tim.drury@ddcmail.com

With a copy to:	Summers Compton Wells LLC Attn: Stephen L. Wells, Esq. 8909 Ladue Road St. Louis, MO 63124 Facsimile: (314) 872-0338 E-Mail: swells@summerscomptonwells.com

3.4. No Waiver.  No delay in exercising any right hereunder shall be deemed a waiver thereof, and no waiver shall be deemed to have any application to any future default or exercise of rights hereunder.

3.5. Modification and Severability.  If, in any action before any court or agency legally empowered to enforce any provision contained herein, any provision hereof is found to be unenforceable, then such provision shall be deemed modified to the extent necessary to make it enforceable by such court or agency.  If any such provision is not enforceable as set forth in the preceding sentence, the unenforceability of such provision shall not affect the other provisions of this Note but this Note shall be construed as if such unenforceable provision had never been contained herein.

3.6. Usury Savings Clause.  Notwithstanding any provision in this Note, the total liability for payments of interest and payments in the nature of interest, including, without limitation, all charges, fees, exactions, or other sums which may at any time be deemed to be interest, shall not exceed the limit imposed by the usury laws of the jurisdiction governing this Note or any other applicable law.  In the event the total liability of payments of interest and payments in the nature of interest, including, without limitation, all charges, fees, exactions or other sums which may at any time be deemed to be interest, shall, for any reason whatsoever, result in an effective rate of interest, which for any month or other interest payment period exceeds the limit imposed by the usury laws of the jurisdiction governing this Note, all sums in excess of those lawfully collectible as interest for the period in question shall, without further agreement or notice by, between, or to any party hereto, be added to the outstanding principal balance due under this Note, and the Company shall issue a new note reflecting this revised principal amount due upon request of the Holder.

4.           SUBORDINATION

4.1           Payment Subordination.  Notwithstanding anything in this Note to the contrary, except for the Scheduled Payments and/or the Conversion Rights under Section 1 hereof and as provided in Section 4.10 below, no payment or distribution of any kind, whether direct or indirect (by set-off, recoupment or otherwise) and whether in cash, securities or other property, shall be made on account of any Subordinated Debt, or in respect of any redemption, retirement, purchase or other acquisition of any Subordinated Debt, by or for the account of Debtor or any guarantor, at any time during which any Senior Debt shall be outstanding or any commitment to extend Senior Debt exists, other than any increase to the principal amount owing under this Note resulting from the compounding of interest or the payment of interest in kind rather than cash; provided, that (other than payments in kind or the Conversion Rights under Section 1) no payment or distribution of any kind shall be made on account of the Subordinated Debt if a Senior Default shall have occurred and is continuing; provided further, that no prepayment of this Note shall be permitted unless such prepayment is permitted under the Senior Credit Agreement.

4.2           Subordination in the Event of Bankruptcy, Dissolution, Etc.  (a)  In the event of any Proceeding: (i) all Senior Debt shall first be indefeasibly paid in full in cash before any payment or distribution of any kind, whether direct or indirect (by set-off, recoupment or otherwise) and whether in cash, securities or other property, shall be made in respect of Subordinated Debt, and (ii) any payment or distribution of assets of any kind which would otherwise (but for this Section 4.2) be payable or deliverable on account of Subordinated Debt shall be paid or delivered directly to the holders of Senior Debt or their designated representative for application to and payment of Senior Debt until all Senior Debt shall have been paid in full in cash.  The Holder shall not initiate, prosecute or participate directly or indirectly (including through participation on any unsecured creditor committee) in any claim, action or other proceeding challenging the enforceability, validity, perfection or priority of the Senior Debt or any Liens securing the Senior Debt.

(b)           In the event of any Proceeding, if the Holder shall fail to do so at least thirty (30) days prior to any bar date therefor, the Holder hereby irrevocably authorizes and empowers the holders of Senior Debt or their designated representative (in their own names or in the name of such Payee or otherwise) for the benefit of the holders of Senior Debt, to demand, sue for, collect and receive every payment or distribution referred to in respect of the Subordinated Debt of such and to file appropriate claims or proofs of claim and take such other action as it may deem necessary or advisable for the exercise or enforcement of any of the rights or interests of the Holder in respect of any Subordinated Debt.  The holders of Senior Debt or their designated representative shall have the right, but are not obligated to, vote the claim of the Holder in any Proceeding.  In the event the holders of Senior Debt or their designated representative vote any claim in accordance with the authority granted hereby, the Holder shall not be entitled to change or withdraw such vote.  The Holder agrees to execute and deliver to the holders of Senior Debt or their designated representative such powers of attorney, assignments or other instruments as the holders of Senior Debt may reasonably request to enable it to accomplish the matters set forth in this paragraph.

(c)           The Senior Debt shall continue to be treated as Senior Debt and the provisions of this Section 4.2 shall continue to govern the relative rights and priorities of the holders of the Senior Debt, on the one hand, and the Holder, on the other hand, even if all or part of the liens securing such Senior Debt are subordinated, set aside, avoided or disallowed in connection with any such Proceeding (or if all or part of the Senior Debt is subordinated, set aside, avoided or disallowed in connection with any such Proceeding as a result of a fraudulent conveyance or fraudulent transfer statute or if any interest accruing on the Senior Debt following the commencement of such Proceeding is otherwise disallowed).

4.3           Turnover of Improper Payments.  In the event that, notwithstanding the foregoing, any payment or distribution of assets of Debtor or any guarantor of any kind or character, whether direct or indirect (by set-off, recoupment or otherwise) and whether in cash, property or securities, shall be received by any Holder on account of the Subordinated Debt in violation of the provisions of this Note and before all Senior Debt is paid in full in cash, such payment or distribution shall not be commingled with any asset of the Holder, shall be received and held in trust by the Holder for the benefit of the holders of Senior Debt, or their designated representative, ratably according to the respective amounts of Senior Debt held or represented by each, and shall be promptly paid over to the holders of Senior Debt, or their designated representative in precisely the form received by the Holder (except for any necessary endorsement), for application to the payment of the Senior Debt then remaining unpaid,

4.4           Remedy Standstill.  At any time during any Senior Debt, or any commitment to extent Senior Debt, shall remain outstanding, the Holder shall not (i) accelerate the maturity of or otherwise declare due and payable any of the Subordinated Debt, (ii) commence or join with any other creditor (other than the holders of the Senior Debt) in commencing any Proceeding, or (iii) take any other action to secure, collect or enforce any right to receive any payment on account of the Subordinated Debt or enforce any rights or remedies with respect thereto; provided, however, that (x) upon the commencement of any Proceeding, the Holder may accelerate the maturity of the Subordinated Debt, and (y) following the later of the date that is 120 days after the occurrence of an Event of Default under this Note and the date that the Senior Agent ceases to diligently exercise remedies with respect to the corresponding Senior Default, the Holder shall be permitted to accelerate the maturity of the Subordinated Debt, deliver a notice of default to the Debtor and file a claim or proceeding to enforce payment of the indebtedness outstanding hereunder (but not, for the avoidance of doubt, to commence or join with any other creditor (other than the holders of the Senior Debt) in commencing a Proceeding).  If at any time hereafter, the Holder obtains any judgment against Debtor in respect of any Subordinated Debt, such judgment shall be subject to the subordination provisions of this Note and the rights of the holders of Senior Debt to the same extent as such rights apply to Subordinated Debt under this Note.

4.5           Subrogation.  Each Holder waives any subrogation rights that it may have with respect to the Senior Debt until such time that the Senior Debt is indefeasibly paid in full and all commitments to extend Senior Debt are terminated, at which point, the Holder shall be immediately subrogated to the rights of the holders of Senior Debt (to the extent of payments and distributions made to such holders of Senior Debt pursuant to the provisions of this Section 4) to receive payments and distributions on account of Senior Debt until all amounts owing on account of Subordinated Debt shall be paid in full.  No payments or distributions on account of Senior Debt which the Holder shall receive by reason of this subrogation, as between Debtor, any guarantor, any of their respective creditors (other than the holders of Senior Debt) and the Holder, shall be deemed to be a payment on account of any Subordinated Debt and, for purposes of such subrogation, no payments or distributions to the holders of Senior Debt to which the Holder would be entitled except for the provisions of this Section 4, and no payment over pursuant to the provisions of this Section 4 to the holders of Senior Debt by the Holder, as between Debtor, any guarantor, any of their respective creditors (other than the holders of Senior Debt) and the Holder, shall be deemed to be a payment on account of any Senior Debt, it being understood that the provisions of this Section 4 are intended solely for the purpose of defining the relative rights of the Holder, on the one hand, and the holders of Senior Debt, on the other hand.

4.6           Reinstatement.  The provisions of this Section 4 shall continue to be effective or be reinstated, as the case may be, if at any time any payment in respect of any Senior Debt is rescinded or must otherwise be returned by any holders of Senior Debt (including, without limitation, in the event of any Proceeding), all as though such payment had not been made.  Without limitation to the foregoing, in the event that any Senior Debt is avoided, disallowed or subordinated pursuant to Section 548 of the U.S. Bankruptcy Code or any applicable state fraudulent conveyance laws, whether asserted directly or under Section 544 of the U.S. Bankruptcy Code, the provisions of this Section 4 shall continue to be effective or be reinstated, as the case may be.

4.7           Instrument Legend.  This Note and all other instruments (and all replacements thereof) evidencing the Subordinated Debt or any part thereof shall be inscribed with a legend, in the form appearing on the first page of this Note, conspicuously indicating that the payment thereof is subordinated to the payment of Senior Debt pursuant to the provisions of this Section.  In addition, the books of Debtor and each guarantor shall be marked to evidence the subordination of all of the Subordinated Debt to the Senior Debt in accordance with the terms hereof.  The holders of the Senior Debt or their representative is authorized to examine such books from time to time and to make any notations required hereby.

4.8           Subordination Not Impaired.  All rights of the holders of Senior Debt and all agreements and obligations of the Holder under this Section 4 shall remain in full force and effect irrespective of (a) any amendment, modification, waiver or consent of any term or provision set forth in any Senior Debt Document or any other document, instrument or other agreement evidencing or securing any of the Senior Debt; (b) any change in the time, manner or place of payment of, or any other term of, all or any portion of the Senior Debt; (c)any change, release or non-perfection of any security interest in or lien on any collateral securing all or any portion of the Senior Debt, or any amendment or waiver of or consent to the departure from, any guaranty for all or any part of the Senior Debt; or (d)any circumstances which might otherwise constitute a defense available to, or a discharge of, Debtor or any guarantor in respect of any of the Senior Debt, or a defense available to, or a discharge of, any Holder in respect of its obligations under this Section 4.

4.9           Continuing Subordination.  This Section 4 shall constitute a continuing offer to all Persons who become holders of, or continue to hold, Senior Debt; and such holders of the Senior Debt are made obligees hereunder and third party beneficiaries this Section 4; any one or more of them, or their designated representative, may enforce such provisions, and all such holders of the Senior Debt shall be deemed to have relied thereon.  The subordination effected by this Section 4 is a continuing subordination, and each Holder hereby unconditionally waives notice of the incurring of any Senior Debt or any part thereof and reliance by any holders of Senior Debt upon the subordination contained herein.  Each Holder acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement to and a consideration of the holders of Senior Debt, whether such Senior Debt was created or acquired before or after the incurrence or creation of any Subordinated Debt and whether such holders of Senior Debt are now known or hereafter become known, and each holder of Senior Debt shall be deemed conclusively to have relied upon such subordination provisions in acquiring and holding, or in continuing to hold, such Senior Debt and shall be entitled to enforce the provisions of this Section 4 directly as if it were a party to this Note.   No right of any present or future holders of Senior Debt to enforce subordination provisions contained in this Section 4 shall at any time be prejudiced or impaired by any act or failure to act on the part of Debtor or by any noncompliance by Debtor with the terms of this Note.

Insolvency.  The terms of this Section 4 shall be applicable both before and after the filing of any petition by or against any Obligor under the Bankruptcy Code and all converted or succeeding cases in respect thereof, and all references herein to any Obligor shall be deemed to apply to a trustee for such Obligor and such Obligor as debtor-in-possession.  The relative rights of Senior Lenders, and Holder to repayment of the Senior Debt and the Subordinated Debt, respectively, and in or to any Distributions from or in respect of the Obligors or any collateral or proceeds of collateral, shall continue after the filing thereof on the same basis as prior to the date of the petition, subject to any court order approving the financing of, or use of cash collateral by, such Obligor as debtor-in-possession.

4.10           No Impairment.  Nothing contained herein is intended to or shall impair, as between Debtor, its creditors (other than the holders of Senior Debt) and the Holder, the obligation of Debtor and the rights of the Holder under the Note, which are absolute and unconditional, to pay to the Holder and perform all other obligations under the Note, subject to the rights of the holders of Senior Debt, this Note, as and when the same shall become due and payable in accordance with its terms, or is intended to or shall affect the relative rights of the holders and creditors of Debtor other than the holders of Senior Debt, nor shall anything herein or therein prevent the Holder from exercising all remedies otherwise permitted by applicable law or under the terms of this Notes subject to Section 4 and the rights of the holders of Senior Debt.

4.11           Inconsistent or Conflicting Provisions.  In the event a provision of the Senior Debt Documents or the Note is inconsistent or conflicts with the provisions of this Section 4, the provisions of this Section 4 shall govern and prevail.

4.12            No Amendment; Third Party Beneficiary.  This Note may not be amended without the prior written consent of the holders of the Senior Debt.  All holders of Senior Debt shall be third party beneficiaries of the provisions of this Section 4, entitled to rely on such provisions as if parties to this Note.

4.13    Absence of Liens; Guaranties.  The Holder does not, and shall not acquire, without the prior written consent of the holders of the Senior Debt or their representative, any Lien against Debtor or any property owned by Debtor.  If, notwithstanding the foregoing, Holder has or acquires any Lien of any kind against Debtor or any property owned by Debtor, (x) any such Liens to which the Senior Agent have not consented in writing shall be promptly released, discharged and terminated of record, and (y) until released, discharged and terminated, such Liens shall be subordinate and subject to the Liens of the Senior Agent against the Obligors and the Property, regardless of the order or time as of which any Liens attach to any of such Property, the order or time of UCC filings or any other filings or recordings, the order or time of granting of any such Liens, or the physical possession of any of such Property, until the Senior Debt is Paid in Full.  Holder hereby appoints Senior Agent as its attorney-in-fact for purposes of releasing, discharging and terminating of record such Liens (such appointment of Senior Agent as attorney-in-fact shall be deemed irrevocable until such time as the Senior Debt has been Paid in Full).  Holder shall not accept a guaranty from any Person with respect to any of the Subordinated Debt unless such Person has given to Senior Agent, on behalf of the Senior Lenders, a like guaranty of the Senior Debt and such Person’s guaranty of the Subordinated Obligations is subordinate to such Person’s guaranty of the Senior Debt on the same terms and conditions contained herein.  The appointment of Senior Agent as attorney-in-fact hereunder shall be deemed irrevocable until such time as the Senior Debt has been Paid in Full.

4.14    Additional Documentation.  Debtor and Holder shall execute and deliver to Senior Agent such further instruments and shall take such further action as Senior Lenders may at any time or times reasonably request in order to carry out the provisions and intent of this Section 4.

4.14           Definitions.  For the purpose Section 4 of this Note, capitalized terms used in this Section 4, unless otherwise defined above, shall have the respective meanings specified below:

“Proceeding” shall mean (a) any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to Debtor, its subsidiaries or any of their properties, whether voluntary or involuntary, (b) any proceeding for any liquidation, dissolution or other winding-up of Debtor or any of its subsidiaries, whether voluntary or involuntary, and whether or not involving insolvency or bankruptcy proceedings, or (c) any assignment for the benefit of creditors or marshaling of assets of Debtor or any of its subsidiaries, or the appointment of a trustee, receiver, sequestrator, custodian or similar official for Debtor, its subsidiaries or any of their properties.

“Senior Agent” shall mean Goldman Sachs Specialty Lending Group, L.P., as administrative agent, together with its successors and assigns.

“Senior Credit Agreement” shall mean that certain Credit and Guaranty Agreement, dated as of even date herewith, among Meridian Waste Solutions, Inc., the other Credit Parties party thereto, the lenders from time to time parties thereto and the Senior Agent, as amended, restated, refinanced, extended, renewed, supplemented or otherwise modified from time to time.

“Senior Debt” shall mean all indebtedness, guaranties and obligations owed by Debtor or any of its subsidiaries, if any, pursuant to or in connection with the Senior Debt Documents, including without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to Debtor or any of its subsidiaries, whether or not such claim is permitted or allowed in such proceeding), reimbursement obligations, prepayment premium, fees, expenses, indemnification payments, costs and expenses (including all fees and expenses of counsel to any holders of Senior Debt) incurred pursuant to any Senior Debt Document, whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, and all obligations and liabilities incurred in connection with collecting and enforcing the foregoing, together with all renewals, extensions, modifications or refinancings thereof.

“Senior Debt Documents” shall mean the Senior Credit Agreement, any other loan agreement or other debt instrument that governs any indebtedness that extends, refinances, renews, replaces or refunds, in whole or in part, any indebtedness outstanding under the foregoing agreements, or that is incurred pursuant to a credit commitment under a credit facility that extends, refinances, renews, replaces or refunds, in whole or in part, any indebtedness outstanding under Senior Credit Agreement, all hedging obligations, all bank product obligations, and all notes, guarantees, security agreements, mortgages, pledge agreements and other documents and instruments related to or delivered pursuant to the foregoing, in each case as amended, restated, extended, renewed, supplemented or otherwise modified from time to time.

“Senior Default” shall mean any “Default” or “Event of Default” arising under the Senior Credit Agreement or any other Senior Debt Documents.

“Subordinated Debt” shall mean all indebtedness and obligations owed by Debtor and all of its affiliates and subsidiaries, if any, to the Holder incurred pursuant to or in connection with this Note and all guarantees of such indebtedness and obligations, including without limitation, all principal, interest, fees, expenses, indemnification payments, costs and expenses (including all fees and expenses of counsel to the Holder incurred pursuant to this Note), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, and all obligations and liabilities incurred in connection with collecting and enforcing the foregoing, together with all renewals, extensions, modifications or refinancing thereof provided, however, the "Subordinated Debt" shall not include any obligations of Debtor to Holder other than the obligation under this Note pursuant to the Purchase Agreement and provided further, Section 4 of this Note shall have no effect on any obligations of Debtor to Holder under the Purchase Agreement other than as provided for herein with respect to the Note.

[signature page follows]

IN WITNESS WHEREOF, Company has caused this Note to be signed in its name by its duly authorized officer as of the above-mentioned Issue Date.

Meridian Waste Solutions, Inc.

By:	/s/ Jeffrey Cosman
Name: Jeffrey Cosman
Title: Chief Executive Officer

EXHIBIT A
NOTICE OF CONVERSION

The undersigned hereby elects to convert $_________________principal amount and/or $ of the accrued and unpaid interest due under the Note (defined below) into that number of shares of Common Stock to be issued pursuant to the conversion of the Note (“Common Stock”) as set forth below, of MERIDIAN WASTE SOLUTIONS, INC., a New York corporation (the “Company”) according to the conditions of the convertible note of the Company dated as of December 22, 2015 (the “Note”), as of the date written below.  No fee will be charged to the Holder for any conversion, except for transfer taxes, if any.

Box Checked as to applicable instructions:

[ ]
The Company shall electronically transmit the Common Stock issuable pursuant to this Notice of Conversion to the account of the undersigned or its nominee with DTC through its Deposit Withdrawal At Custodian system (“DWAC Transfer”).

Name of DTC Prime Broker:
Account Number:

[ ]
The undersigned hereby requests that the Company issue a certificate or certificates for the number of shares of Common Stock set forth below (which numbers are based on the Holder’s calculation attached hereto) in the name(s) specified immediately below or, if additional space is necessary, on an attachment hereto:

Name: [NAME]
Address: [ADDRESS]

Date of Conversion:                                                                            _____________
Applicable Conversion Price:                                                           $____________
Number of Shares of Common Stock to be Issued
    Pursuant to Conversion of the Note:                                           ______________
Amount of Principal Balance Due remaining
    Under the Note after this conversion:                                         ______________

[HOLDER]

By:_____________________________
Name:  [NAME]
Title:    [TITLE]
Date:   [DATE]